                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                            (Amendment No. 9)*

                    INTERNATIONAL SPEEDWAY CORPORATION

 .............................................................................

                               (Name of Issuer)

CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10 PAR VALUE)*

 .............................................................................

                        (Title of Class of Securities)

                        460335-30-0 (FORMERLY 460335)*

 .............................................................................

                                (CUSIP Number)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange

Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                Page 2 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                             William C. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 3 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                              James C. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 4 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                             Betty Jane France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 5 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                             Sharon M. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 6 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                              Lesa D. Kennedy

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 7 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                              Brian Z. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 8 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                             Jamison C. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 9 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                            Jennifer A. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 10 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                               Amy L. France

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 11 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                            Benjamin Z. Kennedy

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...................................USA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................IN

______________________________________________________________________________

                                                                Page 12 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

       National Association for Stock Car Auto Racing, Inc. (NASCAR)

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 13 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                  Automotive Research Bureau, Inc. (ARB)

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ...............................FLORIDA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 14 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                  Western Opportunity Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 15 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                           Sierra Central Corp.

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 16 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                       Principal Investment Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 17 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                White River Investment Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 18 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                              Cen Rock Corp.

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 19 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                       Secondary Investment Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 20 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                       Polk City Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 21 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                         Boone County Corporation

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 22 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                    Carl Investment Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 23 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                       Quaternary Investment Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 24 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                      SM Holder Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 25 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                                                       SM Holder Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 26 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                       J Holder Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 27 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                             J Holder Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 28 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                       JA Holder Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 29 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                                                       JA Holder Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 30 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                      AL Holder Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 31 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                            AL Holder Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 32 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                         Zack Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 33 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                              Zack Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 34 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                         BBL Limited Partnership

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 35 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                                BBL Company

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ................................NEVADA

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 36 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                          WCF FAMILY 1, INC.

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ..............................DELAWARE

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................CO

______________________________________________________________________________

                                                                Page 37 of 43

CUSIP No. 460335-30-0

______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above

Persons

                      WCF FAMILY LIMITED PARTNERSHIP

                ..........................................

______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________

______________________________________________________________________________

4) Citizenship or Place of Organization ..............................DELAWARE

______________________________________________________________________________

Number of Shares   (5) Sole Voting Power.....................................0

                   ___________________________________________________________

Beneficially Owned (6) Shared Voting Power .........................21,164,831

                   ___________________________________________________________

by Each Reporting  (7) Sole Dispositive Power ...............................0

                   ___________________________________________________________

Person With:       (8) Shared Dispositive Power ....................21,164,831

______________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person ....21,164,831

______________________________________________________________________________

10) Check if the Aggregate Amount in Row (9)

    Excludes Certain Shares (See Instructions).............................[ ]

______________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9 ....................72.45%

______________________________________________________________________________

12) Type of Reporting Person (See Instructions) ............................PN

______________________________________________________________________________

                                                                Page 38 of 43

                                Item 1(a)

Name of Issuer: ............................International Speedway Corporation

                                Item 1(b)

Address of Issuer's Principal Executive Offices:

      1801 West International Speedway Boulevard, Daytona Beach, Florida 32114

                                Item 2(a)

Name of Person Filing:

This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.

                                Item 2(b)

Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited

Partnership, Sierra Central Corp., Principal Investment Company, White River

Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company,

Polk City limited Partnership, Boone County Corporation, Carl Investment

Limited Partnership, Quaternary Investment Company, SM Holder Limited

Partnership, SM Holder Company, J Holder Limited Partnership, J Holder

Company, JA Holder Limited Partnership, JA Holder Company, AL Holder Limited

Partnership, AL Holder Company, Zack Limited Partnership, Zack Company, BBL

Limited Partnership, and BBL Company is Suite 102, 201 West Liberty Street,

Reno, Nevada 89501.

The address of the principal business office of WCF Family 1, Inc., and WCF Family Limited Partnership c/o Hale, Lane, et al, attn: Robert C. Anderson, Esq., 100 West Liberty Street, Reno, NV 89505.

The address of the principal business office of the other members of the

France Family Group not listed in the preceding paragraph is 1801 West

International Speedway Boulevard, Daytona Beach, Florida 32114.

                                Item 2(c)

Citizenship:

This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.

                                Item 2(d)

Title of Class of Securities: ............................Class B Common Stock

                                Item 2(e)

CUSIP Number: .....................................................460355-30-0

                                  Item 3

This item is inapplicable.

                                                                  Page 39 of 43

                                  Item 4

Ownership.

(a) Amount Beneficially Owned:......................................21,164,831

(b) Percent of Class:...................................................72.45%

(c) Number of shares as to which such person has:

 (i) sole power to vote or to direct the vote ...............................0

 (ii) shared power to vote or to direct the vote ...................21,164,831

 (iii) sole power to dispose or to direct the disposition of ................0

 (iv) shared power to dispose or to direct the disposition of.......21,164,831

                                  Item 5

Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.

                                  Item 6

Ownership of More than Five Percent on Behalf of Another Person.

     No person, other than the members of the group and one non-group spouse of a member of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

                                  Item 7

Identification and Classification of the Subsidiary Which Acquired the

Security Being Reported on By the Parent Holding Company.

This item is inapplicable.

                                  Item 8

Identification and Classification of Members of the Group.

A group has filed this schedule amendment pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the group.

                                  Item 9

Notice of Dissolution of Group.

This item is inapplicable.

                                 Item 10

Certification.

This item is inapplicable.

                                                                Page 40 of 43

Signatures.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 14, 2001

/s/ Glenn R. Padgett

___________________________________

Signature

Glenn R. Padgett as attorney in fact

for all members of the France Family

Group pursuant to powers of attorney

previously filed with the Commission.

                                                                Page 41 of 43

                        Exhibit pursuant to Item 8

     This Amendment to the Statement on Schedule 13G to which this Exhibit is attached has been prepared  on behalf of the group consisting of the persons identified in the copies of the second part of the cover pages of the original statement and this amendment, this statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures  below they indicate their agreement that this statement is filed on behalf of each of them.  The changes which necessitate the filing of this amendment relate to the creation of additional group members, an increase in the number of shares owned by the group and transfers among, members of the group.  The France Family Group owns 21,164,831 shares of the Class B Common Stock of the issuer, which represents 72.45% of the outstanding Class B shares, 39.9% of the total outstanding shares and 62% of the total voting rights represented by shares outstanding.  All members of the group have shared power to vote or to direct the vote of the shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the shares owned by members of the group.  The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of the Issuer as of January 4, 2001 is indicated: Western Opportunity Limited Partnership, 9,115,125 shares, 17.15% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership];

Sierra Central Corp., 77,686.34 shares, 0.15% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and William C. France]; Principal Investment Company, 77,686.34 shares, 0.15% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and James C. France]; White River Investment Limited Partnership, 1,880,502.00 shares, 3.54% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Cen Rock Corp., 18,805.02 shares, 0.04% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and William C. France]; Secondary Investment Company, 18,805.02 shares, 0.04% [all shares shown are also included in shares shown for White River Investment Limited Partnership, and James C. France];  Polk City Limited Partnership, 4,344,874 shares, 8.18% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Boone County Corporation, 86,897.48 shares, 0.16% [all shares shown are also included in shares shown for Polk City Limited Partnership and William C. France]; Carl Investment Limited Partnership, 4,052,369.00 shares, 7.63% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Quaternary Investment Company, 81,047.38 shares, 0.15% [all shares shown are also included in shares shown for Carl Investment Limited Partnership and James C. France]; WCF Family Limited Partnership, 3,585,402.96 shares, 6.75% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; WCF Family 1, Inc. 3,578,653.96 shares, 6.73% [3,531,381.73 shares are also included in shares shown for WCF Family Limited Partnership, 47,272.23 shares are also included in shares shown for Polk City Limited Partnership]; SM Holder Limited Partnership, 304,725.00 shares, 0.57% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; SM Holder Company, 6,094.50 shares, 0.01% [all shares shown are also included in shares shown for SM Holder Limited Partnership and Sharon M. France]; J Holder Limited Partnership, 245,153.00 shares, 0.46% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; J Holder Company, 4,903.06 shares, 0.01% [all shares shown are also included in shares shown for J Holder Limited Partnership and Jamison C. France];  JA Holder

                                                               Page 42 of 43

Limited Partnership, 300,490 shares, 0.56% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; JA Holder Company, 6,009.80 shares, 0.01% [all shares shown are also included in shares shown for

JA Holder Limited Partnership and Jennifer A. France]; AL Holder Limited

Partnership, 293,740.00 shares, 0.55% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; AL Holder Company, 5,874.80 shares, 0.01% [all shares shown are also included in shares shown for AL Holder Limited Partnership and Amy L. France]; Zack Limited Partnership, 244,498.00 shares, 0.46% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Zack Company, 4,889.96 shares, 0.01% [all shares shown are also included in shares shown for Zack Limited Partnership and Brian Z. France]; BBL Limited Partnership, 343,950.00 shares, 0.65% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; BBL Company, 6,879.00 shares, 0.01% [all shares shown are also included in shares shown for BBL Limited Partnership and Lesa D. Kennedy]; NASCAR, 1,824,891.96 shares, 3.43% [all shares shown are included in shares shown for White River Investment Limited Partnership, William C. France and James France, 1,650,949.12 shares shown are also included in shares shown for Betty Jane France and Sharon M. France, and 191,942.84 shares shown are also included in shares shown for Automotive Research Bureau]; Automotive Research Bureau, 191,942.84 shares, 0.36% [all shares shown are also included in shares shown for White River Investment Limited Partnership, NASCAR, William C. France and James C. France];  William C. France, 9,694,388.11 shares, 18.24% [3,662,198.36 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 84,041.45 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Sierra Central Corp., 18,805.02 shares shown are also included in shares shown for White River Investment Limited Partnership and Cen Rock Corp., 3,953,227.06 shares shown are also included in shares shown for Polk City Limited Partnership, 86,897.48 shares shown are also included in shares shown for Polk City Limited Partnership and Boone County Corporation, 1,650,949.12 shares shown are also included in shares shown for White River Investment Limited Partnership, James C. France, Betty Jane France, Sharon M. France and NASCAR, and 191,942.84 shares shown are also included in shares shown for White River Investment Limited Partnership, James C. France, Betty Jane France, Sharon M. France, NASCAR, and Automotive Research Bureau]; Betty Jane France, 1,946,230.99 shares, 3.66% [13,946.14 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 1,650,949.12 shares shown are also included in shares shown for William C. France, James C. France, Sharon M. France, NASCAR and White River Investment Limited Partnership, and 257,477.23 are included in shares shown for Polk City Limited Partnership];  James C. France, 9,622,554.59 shares, 18.11% [3,624,447.15 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 84,041.45 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Principal Investment Company, 18,805.02 shares shown are also included in shares shown for White River Investment Limited Partnership and Secondary Investment Company, 3,971,321.62 shares shown are also included in shares shown for Carl Investment Limited Partnership, 81,047.38 shares shown are also included in shares shown for Carl Investment Limited Partnership and Quaternary Investment Corporation, 1,650,949.12 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France and NASCAR, and 191,942.84 shares shown are also included in shares shown for White River Investment Limited Partnership, William C. France, Betty Jane France, Sharon M. France, NASCAR and Automotive Research Bureau]; Sharon M. France, 1,969,620.26 shares, 3.70% [13,946.14 shares shown are also included in shares shown for Western

                                                               Page 43 of 43

Opportunity Limited Partnership, 1,650,949.12 shares shown are also included in shares shown for William C. France, James C. France, Betty Jane France, NASCAR and White River Investment Limited Partnership, 298,630.50 are included in shares shown for SM Holder Limited Partnership, and 6,094.50 are included in shares shown for SM Holder Company and SM Holder Limited Partnership]; Lesa D. Kennedy, 902,911.42 shares, 1.69% [237,458.12 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 304,017.41 shares are also included in shares shown for BBL Limited Partnership, 6,879.00 shares are also included in shares shown for BBL Company and BBL Limited Partnership, 17,300.69 shares are also included in shares shown for BBL Limited Partnership and minor child, Benjamin Z. Kennedy, and 258,240.61 shares shown are also included in shares shown for Western Opportunity Limited Partnership and minor child, Benjamin Z. Kennedy]; Brian Z. France, 505,813.81 shares, 0.95% [237,458.12 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 239,608.04 shares shown are also included in shares shown for Zack Limited Partnership, and 4,889.96 shares shown are also included in shares shown for Zack Company and Zack Limited Partnership]; Jamison C. France, 524,959.99 shares, 0.99% [279,806.99 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 240,249.94 shares are also included in shares shown for J Holder Limited Partnership, and 4,903.06 shares are also included in shares shown for J Holder Company and J Holder Limited Partnership]; Jennifer A. France, 581,345.23 shares, 1.09% [250,855.23 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 294,480.20 shares shown are also included in shares shown for JA Holder Limited Partnership, and 6,009.80 shares shown are also included in shares shown for JA Holder Company and JA Holder Limited Partnership]; Amy L. France, 574,595.23 shares, 1.08% [280,855.23 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 287,865.20 shares shown are also included in shares shown for AL Holder Limited Partnership, and 5,874.80 shares shown are also included in shares shown for AL Holder Company and AL Holder Limited Partnership]; Benjamin Z. Kennedy, 275,541.29 shares, 0.52% [258,240.61 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 17,300.69 shares shown are also shown for BBL Limited Partnership and all shares shown are included in shares shown for mother, Lesa D. Kennedy]; TOTAL, 21,164,831 shares, 39.9%.

Date February 14, 2001

/s/ Glenn R. Padgett

___________________________________

Signature

Glenn R. Padgett as attorney in fact

for all members of the France Family

Group pursuant to powers of attorney

previously filed with the Commission.